UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER ILS INTERVAL FUND

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 14, 2025

IMPORTANT INFORMATION ABOUT YOUR INVESTMENT(S)

Dear Shareholder:

Amundi Asset Management US, Inc. (“Amundi US”), the investment adviser of each of the Pioneer Funds, is currently an indirect, wholly-owned subsidiary of Amundi. On July 9, 2024, Amundi announced that it had entered into a definitive agreement with Victory Capital Holdings, Inc. (“Victory Capital”) to combine Amundi US with Victory Capital, and for Amundi to become a strategic shareholder of Victory Capital (the “Transaction”). In connection with the Transaction, each of the Pioneer Funds is seeking shareholder approval to reorganize into a newly created corresponding Victory Pioneer Fund. These reorganizations are part of the larger plans to integrate the advisory businesses of Amundi US and Victory Capital.

DETAILS ABOUT EACH REORGANIZATION:

•

The investment objective(s) and principal investment strategies and policies of each Victory Pioneer Fund will be the same as those of the corresponding Pioneer Fund, except as described in the enclosed proxy statement.

•	Victory Capital expects to employ the current portfolio management teams to manage the Victory Pioneer Funds.

•	No material change in the day-to-day portfolio management of the Pioneer Funds is expected as a result of the reorganizations.

•

The net expenses associated with investing in a Victory Pioneer Fund will be no higher than, either (i) net expenses associated with investing in the corresponding Pioneer Fund after application of expense limitation arrangements currently in effect for the Pioneer Fund, if any, or (ii) net expenses of the Pioneer Fund as of the end of the most recent fiscal year end at the time of the closing date of the reorganizations, whichever is lower, for at least three years following the reorganizations.

Detailed information about each of the proposed reorganizations and the reasons for the Board’s approval of the Agreement and Plan of Reorganization are contained in the enclosed proxy solicitation materials. Please read the enclosed proxy solicitation materials carefully.

The Board of Trustees of the Pioneer Funds believes that approval of each reorganization is in the best interests of each Pioneer Fund and its shareholders. Accordingly, the Board of Trustees unanimously recommends that you vote in favor of your Fund’s reorganization.

Whether or not you plan to attend the shareholder meeting in person, please vote your shares. We encourage you to vote by telephone or via the Internet using the control number that appears on the enclosed proxy card since that will reduce the time and costs associated with this proxy solicitation. Whichever method you choose, please read the enclosed proxy statement carefully before you vote.

If you have any questions regarding the proposed reorganizations to be voted on, please do not hesitate to call our proxy information line at (800) 488-8095. Representatives are available to answer your call Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time and Saturday from 10:00 a.m. to 6:00 p.m.

Thank you for taking the time to consider these important reorganization proposals and for your continuing investment in the Pioneer Funds.

Sincerely,

Lisa M. Jones

President and Chief Executive Officer

Pioneer Funds STOP LOOK AND LISTEN Call Guide (NOTIFICATION OF PROXY MATERIALS BEING SENT)

Good (morning, afternoon, evening). My name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with the Pioneer Funds. You will soon be receiving Proxy Materials regarding Pioneer Funds upcoming Joint Special Meeting of Shareholders scheduled to take place on March 27, 2025.

We are calling to offer you a quick and convenient way of voting your proxy which will help the Pioneer Funds achieve the Shareholder Meeting objectives.

As a shareholder of one or more of the Pioneer Funds, you are being asked to vote on a reorganization involving your Pioneer Fund into a corresponding Victory Pioneer Fund.

No material change in the investment program is expected as a result of the Reorganizations and the advisory fee will be identical to the advisory fee applicable to the Pioneer Fund.

The Board has recommended a vote “FOR” the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with the Pioneer Funds before the meeting takes place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*	Confirmation – I am recording your (Recap Voting Instructions). Today (Today’s Date & Time).

For confirmation purposes:

•	Please state your full name. (Pause)

•	According to our records, you reside in (city, state, zip code). (Pause)

•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of your vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on the confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY	Updated 02-10-2025